EXHIBIT 99.1

                          TRANSCRIPT OF CONFERENCE CALL


INCENTRA SOLUTIONS, INCORPORATED
SECOND QUARTER 2005 RESULTS
AUGUST 16, 2005

OPERATOR:           Good  morning and welcome to the Incentra  Solutions  Second
Quarter and Six Month Results conference call. At this time, all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation. You may put yourself into the question queue at any time by pressing *, 1 on your touchtone telephone. It is now my pleasure to turn the floor over to Mr. Rene Caron of Allan and Caron. Sir, the floor is yours.

RENE CARON:         Thank you very much Alan (sp?) and good morning everybody, I too would like to thank you for joining us this morning. Before we start today's call, there are a few items that I would like to cover with you. First, in addition to disseminating through PR Newswire this morning's news release announcing the company's financial results for the second quarter and six months ended June 30. 2005, an email copy of the release was also sent to a large number of conference call participants. If any of you did not receive a copy of the news release, please call our California office at 949-474-4300 after this morning's call and we would be happy to email you a copy. Additionally, a replay of the conference call will be available on the internet via a link provided on the investor section of Incentra Solutions web site at www.incentrasolutions.com.

                    Finally, I've been asked to make the following statements. Certain information discussed on this call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal Securities Laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time they are made, it can give no assurance that its expectations will be achieved. Listeners are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the company's inability to accurately forecast its operating results, the company's potential liability - inability, excuse me, to achieve profitability or generate positive cash flow, the availability of financing and other risks associated with the company's business. For further information on these factors, which could impact the company's and its statements contained herein, reference should be made to the company's filings with the Securities and Exchange Commission, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                    Now, on the call with us today from Incentra Solutions, we have Tom Sweeney, Chairman and CEO, Paul McKnight, Chief Financial Officer and Mike Knaisch, President of the company's Front Porch Digital Broadcast and Media Services divisions. Management will provide a review of the results, after which there will be a question and answer period. For those of you participating on the call over the internet and who wish to submit a question to be considered for the question and answer period, you can do so by clicking on the "Ask a Question" button provided on the left side of your screen. Please submit your questions as early in the call as possible. If questions sent in via email or over the internet have not been previously answered in response to an earlier question during this morning's call, they will be asked of management as time permits.

                    I would now like to turn the call over to Tom. Good morning Tom and congratulations on a very nice quarter.

TOM SWEENEY:        Thank you, Rene. Welcome and thank you for joining us. Well, we've had a terrific second quarter with improvements across the board. Revenues are up, gross margins are up, costs are down and we've seen an increase in our sales funnel as we enter the second half of the year. At the end of the first quarter call, I mentioned that the company's near term priorities were to manage the successful integration of Star and PWI and to continue to hire and train additional professionals in sales and engineering. I'm happy to report that we've completed the majority of the activities surrounding the integration of Star and PWI; product and service lines have been standardized across the company with contracts consolidated for purchasing and for First Call support; sales and engineering professional have been trained on all services; compensation plans have been unified; management objectives have been communicated across the company and reporting against those metrics has been implemented. We are now engaging the Enterprise market with a single consistent message: Incentra is the premier complete solutions provider. We also made progress in hiring additional professionals in both the Enterprise and the Broadcast markets, though the Enterprise hiring was a little slower than expected and continued into the early part of the third quarter. We are looking forward to these new resources coming on line over the next few months and beginning to contribute.

                    Finally, our Broadcast division continued to see increased ordering during the second quarter, overall sales volume went higher than in previous quarters, and we completed the installation of two large Diva Complete sales. We also made the first sale of our new Diva Director product and are quickly closing in on our first sales of our Diva Works product. Both of these products were introduced in April. Most importantly, the company received notification from the patent office confirming a large number of patent requests we had filed. Mike Knaisch will provide a more detailed review of these accomplishments. All of these activities have contributed to higher sales volume. Revenues reached 17.6 million, a new high; gross margins improved to 29% for the quarter and we saw increases in professional services and recurring managed services for the Enterprise group. Along with this top line growth we've continue to contain our costs and the only negative coming from the lower rebate volumes on some products during the quarter.

                    Now I'd like to turn the call over to Paul McKnight to review the financial performance of the company.

PAUL MCKNIGHT: Thank you Tom. Good morning. I will now walk through the company's financial performance for the second quarter and the six months ended June 30th, 2005 and I will give this on a pro forma basis only. I will not discuss the GAAP comparative results because they are not as meaningful at this point in time, due to the recent acquisitions we've had. Now the pro forma numbers are not a substitute for the GAAP results and the GAAP results can be reviewed in the 10-QSB we recently filed. I will remind you that the pro forma numbers include all of the results of the acquired companies as if they were acquired at the beginning of the period being presented. Now let's review the second quarter results.

                    Revenues were 17.6 million, up 27% from 13.9 million the previous year. Now, this increase in revenue is due to the growth across the board of all our products, the third party product sales, our professional services, Diva archive sales and the continued growth of terabytes under management. The gross margins dollars were up 19% to 5.1 million from 4.3 million the previous year. The margin percent - as a percentage of revenue in the second quarter 2005 was 29% compared to 31% the previous year. Now this margin percentage is slightly lower and that's due to the volume of our third party sales in the mix. Our operating expenses decreased from 6.9 million to 6.3 million, that's a 9% decrease. Now were pleased with this decrease, even though we did not receive as much co-op rebate from Sun Micro System in the quarter. Now this decrease is actually due to the elimination of the prior owner's costs and it was an impairment to good will last year. Our net loss for the quarter improved 33% from 3.6 million the previous year, to 2.4 million in this quarter. Now I want to point out that included in this net loss are $1.8 million of non-cash related charges, related to taxes, interest, depreciation and amortization. Our adjusted EBITDA for the quarter was a positive 300,000. Now this excludes a cash settlement of $135,000 that we actually received from an insurance claim in the quarter. Our cash balance at the end of the quarter was
2.1 million, at the beginning of the quarter it was 2.2.

                    Now let's review the six months results. Revenues were up 21%, 34.1 million, versus 28.1 million the previous year. Our gross margin dollars were up 13%, 9.6 million versus 8.5 million the previous year, 13% increase. Gross margin as a percentage of revenue was 28% in the first half of this year, versus 30% from the previous year. Our operating expenses were 12.7 million in the first half of 2005; compared to last year it was relatively flat. Our net loss in the first six months of 2005 improved 32% from 6.2 million the previous year loss to $4.7 million loss. Our adjusted EBITDA for the six months was a positive $700,000; and again, this excludes the cash settlement of $135,000 received from an insurance claim.

                    I'd like to point out a couple of other financial highlights that are worth mentioning. We completed the reverse stock split of 10 to 1 on June 9th. We also completed a debt consolidation with the Laurus Fund at the close of the quarter. Now this replaced and enhanced our existing revolving line of credit that we had with Wells Fargo. We have longer terms, increased fund availability and less restrictive financial covenants now. We also held additional investor meetings in Europe and in the US during the quarter.

                    So those are the financial highlights. Now I'd like to turn it back over to Tom.

TOM SWEENEY:        OK,  thanks,  Paul.  I'd like  Mike  Knaisch  now to take an opportunity and walk through the Broadcast highlights for the quarter.

MIKE KNAISCH: Thanks Tom. During the second quarter, Front Porch achieved another record performance in closing new contracts for future delivery. Our quarterly total crossed the $4 million mark for the first time ever. Of this amount, $2.4 million was in software, $1.2 million in professional services and support and maintenance and only $640,000 in hardware. This revenue mix has a significant and positive implication for margin on these deals. Twelve new Archive systems were sold during the second quarter, and Europe and Asia continue to drive the majority of activity, including the biggest second quarter deal, which was worth $1.6 million. This transaction was signed with Thomson Grass Valley as the systems integrator for a customer with four international locations, including one in Washington, DC. The transaction included software, professional services and maintenance and a minimum of hardware, again, driving strong margins on the deal.

                    Two key North American deals were signed; a pilot system has been sold to CBS Television City. Now, this is the first Diva Archive sale to a major US network and we believe it's a signal that the US market is starting to move. We also closed a transaction with TV-5 in Montreal; this is our third Canadian customer, right in the backyard of one of our competitors. The second quarter also saw 20 repeat purchases from existing accounts, and this is evidence of continuing opportunity for revenue growth from satisfied and loyal customers. Repeat deals were done with Discovery, Disney, MTV, and CBC among others, but included in these deals was our first order for Diva Director; our content management application that we launched at NAB in April. The product will be installed at MTV Nickelodeon in Singapore, working with our channel partner Assent Media.

                    Several staffing moves were made in the second quarter to strengthen our North American capabilities. We hired two new sales executives in the US to provide more coverage in the still emerging market and we hired a new support specialist to support our US efforts, our customers there, which is very important as we continue to provide First Call support for our Diva Complete solutions.

                    As for the third quarter outlook, now this is a traditionally a slow quarter in the global broadcast industry, yet we have $5 million in our sales funnel for August and September alone. We're competing for 27 individual deals that we close in the next few months. Six of these are for Diva Complete Solutions, 3 are for Diva Works Solutions. We're starting to see more opportunities emerge in the US as well as Latin and South America, new markets for Front Porch Digital. We're looking forward to the International Broadcasters Conference in September. This is the second largest show in the global broadcast business and Front Porch will again have its own booth where we'll be showing all of our new products that were also launched at NAB. We'll also be showing in the booth of Thomson Grass Valley, a very strong partner internationally, and we believe our presence at this show will help us close out a strong third quarter, set up the fourth quarter and reveal many new opportunities for 2006.

                    One last point worth noting; Front Porch recently received important news from the US Patent office. Some time ago, Front Porch submitted 50 cases for patents on Diva Archive software. We've received news that 20 of our claims have been allowed another 6 could be approved pending re-write and re-submission of those plans, and we believe this is a very significant step in our efforts to preserve the competitive advantages of Diva Archive and maintain our position as the global leader in broadcast archive management. Tom?

TOM  SWEENEY:       Thanks  Mike.  I'd  like  to  give  an  update  now  on  the
Enterprise business. Our First Call support services have been rolled out to the sales force and we have started signing new contracts at the higher gross margins. This change will significantly improve our gross margins on maintenance contracts, while add to our recurring revenue streams as we go through the year. We've introduced our broader set of services, including one time professional services, blank security audits and storage assessments and our recurring services for monitoring and management. We have seen increased sales of professional services already and we continue to pursue new opportunities.

                    On the negative side, we are informed by Solar Turbines that we would not be continuing their contract for help desk support services beyond July 15th. This will decrease our revenues by $150,000 per month, beginning in August, with a corresponding reduction in gross margin of approximately $30,000. This has been factored into our third quarter and balance of the year forecasts.

                    We are rolling out this quarter our enhanced First Call services where we monitor the customer's environment, real time; eliminate their need to call us. This service leads to faster problem isolation and improved response times and asset availability for our customers. This is an industry first; we plan to leverage this service to set ourselves apart from our competitors. As you would expect, we've already signed our first customers under EFS contracts and see increasing volumes through the balance of year. In terms of expectations for the third quarter, we expect to see strictly increasing sales of our First Call services and corresponding increases in our gross margins. Product demand remains strong in the marketplace although we don't expect the third quarter sales to be as high as the second, and we knew we had some transactions that were accelerated into the second quarter that we originally expected to close in the third. We also know we have some seasonality, both in Europe and in the US in terms of the summertime months of July and August when volume slows down. So overall, our revenues for the third quarter should be between 14 and 15.5 million. EBITDA should be slightly negative to neutral. Our overall sales funnel is higher than at the end of the first quarter with more than $30 million of opportunity over the next six months and we will continue to market aggressively with our distributors and manufacturers to increase our market penetration.

                    That's all of our comments, thank you for joining this call today and we'll now open it for questions.

OPERATOR:           Thank you. The floor is now open for questions.  If you have a question, please press *, 1 on your touchtone telephone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound sign. We ask that while posing your question, that you pick up your handset to provide optimum sound quality. Once again, if you do have a question, please press *, 1 on your touchtone telephone at this time. Our first question comes from Chris Moore of Bristol.

CHRIS MOORE:        Good  morning.  I wonder  maybe we could  talk a little  bit about Star; I saw in the 10Q that you had defaulted on the payment, I just want to get a little bit of sense as to, you know, kind of what was going on there?

TOM SWEENEY:        Yeah, Chris,  thanks for being on the call, this is Tom. The only thing I can say at this time is that as we disclosed in The 10Q, we elected to withhold the payment while we work through a purchase price adjustment as relates to the transaction, and as you saw, we did not see a renewal for Solar Turbines, that was a contract from that business.

CHRIS MOORE:        OK, so that - that was part of Solar's?

TOM SWEENEY:        Yeah. So,  unfortunately at this time I can't - I can't make any additional comments.

CHRIS  MOORE:       OK. On the Front  Porch  side,  maybe we could talk a little bit - Mike said that there's a $5 million sales funnel right now? Twenty-seven deals, something like that, 6 of them are for Complete Solutions; I'm just trying to get a better handle on how this all works out, I mean, Complete Solutions can be for as high as in the million dollar range, is that fair?

TOM SWEENEY:        Yes.

CHRIS  MOORE:       OK,  so maybe we can talk  about  this - what this 5 million sales funnel means and then, you know, how that factors in with the 6 complete solutions which would obviously give more than that to begin with?

MIKE KNAISCH: Well of course, Diva Complete Solutions include not only the Diva Archive software and other software that may go along with that solution; it also includes professional services and First Call support on all of the hardware, which we will also sell as part of that transaction. The size of those deals generally ranges from somewhere between $500,000 and sometimes over a million dollars and that's a fair characterization of the 6 Diva Complete deals that are included in the months of August and September that we're tracking.

CHRIS MOORE:        Gotcha.  OK, all right guys, thanks a lot.

OPERATOR:           Thank you, our next  question  comes from Mike  Shonstrom of
Emerging Growth.

MIKE SHONSTROM:     Good morning.

TOM SWEENEY:        Hi Mike, good morning.

MIKE  SHONSTROM:    I think  there was - the  comment  came out and I didn't get the number specifically for the video side, the Front Porch side of - 4 million in the quarter or in excess of 4 million?

TOM SWEENEY:        Yeah Mike,  that was,  that was the volume of new  contracts signed.

MIKE SHONSTROM:     I see,  so, so do you have any segment  information  for the quarter itself, for the 17.6?

TOM SWEENEY: We don't, we don't do a segment reporting today. We've been asked that in the past Mike, and that's one of the things that we're hoping to accomplish when we are able to consolidate all the financial reporting through our Great Plains implementation.

MIKE SHONSTROM: I've gotcha. The, the sequential - I mean, you're forecasting sort of a sequential decline in the third quarter, I'm just curious, given your comments about pipelines and your showing at the International Broadcasters, whatever it is conference, would you expect the fourth quarter to be an improvement over the third or do you have any visibility in that at, at this point?

TOM  SWEENEY:       Yeah,  so let me give  you a  little  more  color  on  that, because I think it'll help everybody. When we talk about the third quarter having a sequential decline from the second quarter, the issue that we look at most closely is the delivery schedule for both product and services during the quarter, and of course, you may have higher sales volumes, the issue is are the customers available to take delivery and do integration and implementation. So, we expect the third quarter to be lower than the second and we knew we had pulled in some transactions from the third quarter into the second. In addition, when we look at the fourth quarter, we haven't put an estimate together yet, but in general, the strength of our pipeline and our past history with looking at fourth quarters, certainly would tell us that our expectations are probably going to develop onto a higher level. As soon as we have a little more clarity around that, we'll come back and give everybody a better feel for how do we think we'll finish the year.

MIKE SHONSTROM:     The - does the $14 - 15 million,  does that - is that a gain over the prior year's pro forma numbers?

TOM SWEENEY:        Yeah,  it's  strictly  a gain  over the prior  year's  third quarter.

MIKE SHONSTROM:     So you  experienced the same, sort of, the - in that year as well?

TOM SWEENEY:        Correct.

MIKE SHONSTROM:     Great, I'll turn over the floor.

TOM SWEENEY:        Great, thanks Michael.

OPERATOR:           Thank  you.  Once  again,  as a  reminder,  if you do have a question, please press *, 1 on your touchtone telephone. At this time, I show no further phone questions. I will not turn the floor back over to Mr. Caron.

RENE CARON:         Thank  you,  Alan.  I now would  like to review  some of the questions that have been submitted via the internet and via email during the conference call this morning. I'd also like to remind people if any of the questions you submitted were answered in all or in part during the Q&A question here just a few seconds ago, we will probably only present the questions that were not answered. So, the first question Tom, comes from an investor who says "I see that operational break even looks to be a near term event. How long do you believe it will be before we might see in addition to positive cash flow, a bottom line net income achievement?"

TOM SWEENEY:        Yeah,  we've  addressed  this issue in the past and it's one that's important to us as well. As we had talked about previously, the near term objective is around generating both positive cash flow from operations and then free cash flow from operations, that incorporates our investments into capital development and any interest or debt payments that are being carried. After that, we then have to overcome approximately $1.6 to $1.8 million of non cash charges prior to becoming net income positive. So, we had said in the past that we believe it's possible to get the net income positive during 2006. I don't have a better timeframe for that today, but that it's certainly something that is part of our planning processes to get there next year.

RENE  CARON:        OK,  thank you.  The next  question has to do with sales and the training of your sales force and the question that was submitted is "How are you cross training your sales force to sell your proprietary products and services, and could you give us an example of how you have sold some of your higher margin products through this new cross-selling program to customers that came along with the acquisitions you've done?"

TOM  SWEENEY:       Yeah,  so the  general  answer  is that all of the sales and sales engineers across the company have been trained on both the products we represent as well as the services that we deliver. In our Enterprise division, that selling is done directly to the customers rather than through channels and those direct sales have already occurred across the board. So, our Enhanced First Call as well as our First Call Support for maintenance contracts, that's occurring on a daily basis now, across our product line. On the Broadcast side, the majority of all sales on the Broadcast side come through channels. We certainly support that sales effort with our sales and sales engineers, but 90 plus percent of the transactions on the Broadcast side are done through our systems integrator partners and we have already seen the sales of Diva Monitor, Enhanced First Call and First Call Support for services there. So we're happy with that progress today.

RENE CARON:         Thank you, Tom. The next question is "What are the company's plans for any additional acquisitions, both near term and long term?"

TOM SWEENEY:        Well, today we have no specific plans but I think the answer that's probably most accurate is that the company will continue to assess and evaluate either acquisitions or mergers if we think the transactions have the ability to both fit into our overall business plan and most importantly, if they have the ability to create accretion, either in cash flow or in share price for the shareholders.

RENE  CARON:        OK, thank you. We do have a question submitted by one of our shareholders via the e-mail that had to do with our primary selling of our products to prospects and customers, and I think Tom, you have already answered that question in one of your previous ones, so we won't go back over that one. However, we also have a question that relates to Sarbanes Oxley and the question is, "How much do you estimate it's costing the company to become Sarbanes Oxley compliant and secondly, the second part of that question is, what impact do these costs have, do you think, on your timeline to becoming a profitable company?"

TOM  SWEENEY:       Well,  let me give a  general  answer  and  I'll ask Paul to provide some more color. Our compliance wit SOX404, which is a very specific element of Sarbanes Oxley, is one that has to be in place by the end of this calendar year, December 31st and so that is an activity that's underway today and in general, is being addressed by our implementation of a single accounting platform across all of the business, both in the US and in Europe, because it provides us some of the controls in reporting that are required. Now there's other processes that go with that and procedures that have to be in place, most of those have been addressed or identified and we'll finish working through that process. Paul, any comments about cost right now that you could add or...?

PAUL MCKNIGHT: I don't have, I don't have a good idea yet as to the exact costs, however because Tom spoke about the implementation of Great Plains, we feel by implementing this single platform across all the entities, our cost to adopt the Sarbanes Oxley will be definitely minimized by that adoption, that unified software platform. So as we, as we get into the fourth quarter of this year, we will begin to assess the cost issue of how much it will cost to do the other implementation and, et cetera. So, we'll probably be able to provide more color on that with the next call.

TOM SWEENEY:        Yeah,  and I think Rene, the thing to add then is that we'll have a better feel for what the ongoing costs from a compliance standpoint will be as we get into the fourth quarter and into next year, but I don't think it's going to have a material impact on our view that we would like to get to net income positive sometime in 2006.

RENE CARON:         OK, thank you. That covers all the e-mail questions we have, but I would like the Operator, Alan, to go back and re-poll the folks that are on the telephone conference call, I understand there may be an additional question or two with people queued up. So Alan, if you could do that and if there are any additional people queued up, if you could present them to question the management?

OPERATOR:           Thank you, once again as a reminder, that it's *, 1 to ask a question. We have a follow up question coming from Mike Shonstrom.

MIKE SHONSTROM: Yeah hi, again. The question has to do with customers in the, in the non broadcasting side of the business, I'm just curious, you know, what your customer base is, what kind of industries they serve, you know, your acquisition information had a couple of industries general ... generally addressed in that information but not specifically, could you go into that?

TOM SWEENEY:        Yeah,  I can give you a little  bit of color,  Mike.  It's a very broad customer base; extends from the Fortune 1000 all the way down into small, medium, mid tier markets. It covers financial services, banking, health care, biotechnology companies, pharmaceuticals, manufacturing, including IT manufacturing as well as more standardized old line. That includes government, municipal, state. It's, it's fairly broad so I think the right way to describe it is that the business on the Enterprise side is primarily focused on the West coast of the US today, from Seattle down to San Diego and out to Denver, and so therefore doesn't really have a vertical concentration, it actually has a geographical concentration.

MIKE SHONSTROM:     So, you're not specifically targeting industries - how about the disciplines that you're selling, is it a broad range of IT services or is it specifically oriented towards storage centric installations?

TOM SWEENEY:        Well,  we  certainly  have a focus on storage,  both storage products across all manufacturers, the exception would be IBM, as well as supporting products that include SAN, NAS, different types of switches, we sell a lot of systems from Sun Microsystems as an example, so big server platforms, backup software applications, security products, both hardware and software, our professional services stretch from storage assessment to security assessments to implementation integration projects. So, fairly broad but we have always said in the past that this company has a really unique set of experience and intellectual property that surrounds storage, data protection, deep archiving and compliance and we'll continue to maintain that heightened discipline as we go forward.

MIKE SHONSTROM: I mean these, so there is some differentiation when you go to market, I mean, this is a fairly competitive environment in some respects you're competing against the OEM's themselves in certain customer opportunities, and I'm just curious whether that's a strong enough differentiation to enable you to persevere in that market?

TOM  SWEENEY:       Well, I can give you just a quick  synopsis of where some of the differentiation is but before I do that, I'll just point out 85% of the IT products sold around the world are sold through channel, not direct, and that's not going to change very much I think in the near term. More importantly though, our differentiation is significant. Today we manage over 1,300 terabytes of storage capacity. So when we sit in front of a customer today, our operational experience and the complexity of the environment we operate is more complicated than 99% of the customers we talk to. That experience is of high value. In addition, the fact that we are willing to work across manufacturers and are not limited to just a single technology, I think represents an advantage for us but just as importantly, our introduction of our Enhanced First Call Service, where we will monitor the products we sell, regardless of the manufacturer, means that we are the only company that I know of in the world today that will monitor, track and alarm and of the products that we sell to our customers, real time, and actually put them in a position where we'll notify them of problems, rather than they're trying to track it down and trying to escalate through vendors on their own. That's a real distinction and we have seen the sale of that service take off immediately.

MIKE SHONSTROM:     And that,  how much has that  penetrated in the PWI and Star organizations?

TOM SWEENEY:        Well,  we're  rolling it out  commercially  next week and so we've just started signing contracts in July and August.

MIKE SHONSTROM:     Gotcha.

TOM SWEENEY:        That's just beginning.

MIKE SHONSTROM:     Thanks.

TOM SWEENEY:        You're welcome.

OPERATOR:           Thank  you.  At this  time,  I would now turn the floor back over to Mr. Caron.

RENE CARON:         Thank you, Alan. We appreciate  everyone's attendance on the call this morning. I'd like to turn the call now back to Tom for any closing comments. Tom?

TOM SWEENEY:        Well again, thank you all for joining the call; we certainly feel strongly about our second quarter performance, we're happy with it. I think our expectations around the third quarter, I think, are appropriate, we'd certainly love to be surprised but I think the right thing is to make sure that we have a view that we think is consistent with past historical performance and what we see occurring.

                    So as significant news events occur, we'll of course make those announcements. Of particular note though, we are very pleased with the activity that happened at the Patent Office; having 20 patents granted for our Diva Archive Software product is a significant accomplishment, so that is something that has been in the works over the last few years. And that's it, thank you again.

RENE CARON:         Thank  you   everybody,   that   concludes   this  morning's
conference call, we look forward to speaking to you again in the near future.

OPERATOR;           Thank  you.  This  does  conclude  the  conference;  you may disconnect your lines at this time and have a wonderful day.